EXHIBIT 99.1

MARINUS ANNOUNCES LEADERSHIP TRANSITION

RADNOR, PA, February 26, 2019 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS) (the “Company”), a biopharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today announced that chief executive officer, Christopher M. Cashman, will leave the Company to pursue other opportunities in the life science industry effective March 18, 2019.  Scott Braunstein, M.D., currently a director on the Company’s Board, has been appointed executive chairman.  Marinus has retained an executive search firm to identify Mr. Cashman’s successor as CEO.

“On behalf of the entire Board, I would like to thank Chris for his leadership and contributions to Marinus over the past eight years,” said Dr. Braunstein.  “Under Chris’ leadership, Marinus has built an attractive pipeline, advancing the development of ganaxolone into pivotal studies in rare pediatric genetic epilepsies and phase 2 clinical studies in refractory status epilepticus and postpartum depression.  I look forward to working with the Board to identify a successor to continue to advance ganaxolone as a safe, first-in-class therapy with the potential to dramatically improve the lives of patients suffering from drug-resistant seizures and postpartum depression.”

Dr. Braunstein has served on the Board of Marinus since September 2018 and brings over 20 years of expertise in the pharmaceutical and biotechnology industry.  Dr. Braunstein is currently an operating partner at Aisling Capital.  Prior to that, he served as chief operating officer at Pacira Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the clinical and commercial development of products for acute care practitioners and their patients.  Prior to Pacira, Dr. Braunstein served as a healthcare portfolio manager at Everpoint Asset Management, and spent 12 years at J.P. Morgan Asset Management in various capacities with the U.S. Equity team and the Global Healthcare team.  He currently serves on the Board of Directors of Esperion, Constellation Pharmaceuticals, Ziopharm, Trevena, and Site One, and as chairman at ArTara Therapeutics.  Dr. Braunstein began his career as a practicing physician, also serving as assistant clinical professor at Albert Einstein College of Medicine and Columbia University Medical Center.  He holds an M.D. from the Albert Einstein College of Medicine.

Mr. Cashman said, “I am proud of the accomplishments of the Marinus team during my tenure as CEO, especially expanding the potential of ganaxolone in multiple indications.  As a result, ganaxolone is now positioned as an important future treatment option to help seriously ill patients and their families. I look forward to seeing the Marinus team execute on the significant opportunities that lie ahead for the benefit of all stakeholders.”

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus has initiated the first ever pivotal study in children with CDKL5 deficiency disorder, a rare form of epilepsy, and is currently conducting studies in patients with postpartum depression and refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, the ability to complete enrollment in our clinical trials, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, the attainment of clinical trial results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com